Exhibit 2.1

STOCK PURCHASE AND EXCHANGE AGREEMENT

This Stock Purchase and Exchange Agreement (this “Agreement”) is made effective as of July 15, 2019, by and among EVO Transportation & Energy Services, Inc., a Delaware corporation (“Buyer”), and the stockholders listed on Exhibit A hereto (each, individually, a “Seller” and, collectively, the “Sellers”). Buyer and the Sellers may be referred to individually in this Agreement as a “Party” and collectively as the “Parties.” Capitalized Terms used herein and not otherwise defined have the meanings given to such terms in Exhibit B attached hereto.

RECITALS

A. The Sellers own all of the issued and outstanding equity interests (the “Equity Interests”) of Courtlandt and Brown LLC and Finkle Transport Inc. (collectively, the “Companies,” or, individually, a “Company”).

B. The Companies are engaged in the business of fulfilling government contracts for freight trucking services as well as providing freight trucking services to non- government entities, in all cases in Class 8 and tractor-trailer only and specifically excluding last-mile or final-mile delivery (the “Business”).

C. The Parties desire to enter into this Agreement whereby the Sellers propose to sell to Buyer, and Buyer proposes to purchase from the Sellers, all of the Equity Interests, such that Buyer will become the sole equity owner of the Companies.

D. Each Seller will receive substantial financial benefit from the transaction set forth in this Agreement and understand that being parties to certain sections of this Agreement (including Section 3.5) is a condition to Buyer entering into this Agreement.

AGREEMENTS

In consideration of the representations, warranties, covenants, agreements, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I - SALE AND PURCHASE OF THE EQUITY INTERESTS

1.1 Exchange of Equity Interests. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell and deliver to Buyer, and Buyer shall purchase from each Seller, the Equity Interests set forth next to such Seller’s name on Exhibit A, free and clear of all Liens, for the consideration specified in Section 1.2.

1.2 Purchase Price. The aggregate purchase price to be paid by Buyer to the Sellers (the “Purchase Price”) is an amount not to exceed $12,000,000.00 to be paid as follows:

(a) $3,125,000.00 to be paid by delivery of 1,250,000 shares of Buyer’s common stock, par value $0.0001 per share (”Common Stock”), at a price per share of $2.50 at the Closing (the “Equity Consideration”);

(b) $1,250,000.00 of cash to be delivered by Buyer to the Sellers at the Closing by wire transfer of immediately available funds to one or more bank accounts of each Seller identified in writing to Buyer at least two (2) Business Days prior to the Closing Date;

(c) $5,011,364.19 of Indebtedness of the Company (net of Cash) that will be assumed at the Closing by Buyer through the acquisition of the Company; and

(d) The right to be paid an amount (the “Earnout Amount”) based on, and in accordance with, the provisions of Section 1.4 below.

1.3 Allocation of Purchase Price. The aggregate Purchase Price payable to the Sellers will be allocated among and paid to the Sellers as set forth on Exhibit A hereto. Further, the Buyer and Sellers hereby agree that any per share price stated in this Agreement (e.g., $2.50 per share) shall be adjusted to reflect any stock split, stock combination, recapitalization, or similar event with respect to the capital stock of the Buyer which occurs after the date hereof.

1.4 Earnout. The Earnout Amount shall be calculated, determined, and paid in the following manner:

(a) Within thirty (30) days after the date that is twelve (12) months from the date of this Agreement, the Sellers shall, in good faith, calculate the Companies’ EBITDA (as defined below) for the period of twelve (12) months ended as of June 30, 2020 (the “Earnout Period”). The Sellers shall deliver their proposed EBITDA amount to the Buyer via a written statement showing in reasonable detail the EBITDA calculation (the “Earnout Statement”). In addition to the calculation of EBITDA, the Earnout Statement also will calculate three (3) times EBITDA not to exceed $12,000,000 (the “Total Value”). The difference between the Total Value and the amount previously paid to Sellers as defined in Sections 1.2 (a), (b), and (c) collectively will be paid, no later than ten (10) days after the delivery of the Earnout Statement, to the Sellers by issuing the Sellers shares of Common Stock, based on a prior per share $2.50, and allocated among the Sellers as set forth on Exhibit A hereto.

(b) “EBITDA” shall mean, for the Earnout Period, the consolidated net income of the Companies for the Earnout Period, adjusted by (A) adding (1) depreciation and amortization determined in accordance with GAAP for the Earnout Period, (2) net interest expense for the Earnout Period, (3) income Taxes for the Earnout Period, and (4) the amount of any corporate allocations or overhead charges (including without limitation for items such as accounting, finance, and human resources) or other inter-company charges from the Buyer or any of its Affiliates (other than the Companies) which are charged or applied to any of the Companies.

(c) The Buyer shall not take, or cause any Company to take, any actions in bad faith with the specific intent and purpose of avoiding or reducing the Earnout Amount hereunder. In addition, during the Earnout Period, the Buyer hereby covenants and agrees with the Sellers as follows:

(i) The Buyer shall maintain the separate legal existence of the Companies, and shall not merge or otherwise combine any Company with the Buyer or any other Person, and shall not liquidate, dissolve or wind-down any Company;

(ii) The Buyer shall cause the Companies to maintain separate accounting books and records for the revenues and expenses of the Companies; and

(iii) The Buyer shall not cause any Company to enter into any agreement or transaction with the Buyer or any Affiliate of the Buyer (other than another Company), unless such agreement or transaction is on arms’ length terms and is fair to the applicable Company.

(d) In the event that the Buyer causes any Company to engage in any of the transactions or activities listed in any of clauses (i) through and including (iv) below, and EBITDA is reduced as a result thereof, then the Parties agree that EBITDA shall instead be calculated so as to eliminate the impact of such reduction:

(i) The Buyer shall sell, assign, transfer, or convey any Company’s assets to the Buyer or any Affiliate of the Buyer (other than another Company);

(ii) The Buyer shall cause any Company to make any payment with respect to any indebtedness of the Buyer or any Affiliate of the Buyer (other than another Company);

(iii) The Buyer shall cause any Company to become a guarantor of any indebtedness or other liabilities of the Buyer or any Affiliate of the Buyer (other than another Company); and

(iv) The Buyer shall cause any Company to pledge its assets or equity as collateral for any indebtedness or other liabilities of the Buyer or any Affiliate of the Buyer (other than another Company).

(e) In the event of any Change of Control involving the Buyer, the Sellers shall have the option to accelerate the Earnout Period and the determination of the Earnout Amount such that the Sellers shall have the option to receive the Earnout Amount prior to the consummation of such Change of Control so as to allow the Sellers to participate in such Change of Control and dispose of the shares of Common Stock issuable in respect of the Earnout Amount in such Change of Control.

Article II- CLOSING MATTERS

2.1 Closing. The closing of the purchase and sale of the Equity Interests contemplated by this Agreement (the “Closing”) will take place concurrently with the signing of this Agreement by exchanging faxed or e-mailed copies of signed documents. The date of the Closing is the “Closing Date” and the Closing will be deemed effective as of 11:59 p.m. local time on the Closing Date.

2.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction of each of the following conditions:

(a) Consents. The Sellers will have obtained and delivered to Buyer all required third party consents set forth on Schedule 2.2(a).

(b) Release of Liens. The Sellers will have obtained releases of all Liens, other than Permitted Liens, on the assets of the Companies and the Equity Interests. The Sellers will have delivered such payoff letters, discharges of Liens, releases of guarantees and other releases as are reasonably requested by Buyer at or prior to Closing.

(c) Closing Documents. At the Closing, the Sellers will have delivered, or will have caused to be delivered, to Buyer, all of the following documents:

(i) a certificate from the Secretary of each Company certifying the Organizational Documents of each Company;

(ii) a Certificate of Good Standing for each Company from the applicable Secretary of State;

(iii) employment agreements, in the forms attached hereto as Exhibit C, executed by Clifford Finkle IV and James C Finkle, Jr., respectively (the “Employment Agreements”);

(iv) subscription agreements, in the forms attached hereto as Exhibit D, executed by each Seller, respectively (the “Subscription Agreements”);

(v) certificates or other documents representing the Equity Interests, as well as such stock powers or similar transfer documentation as shall be reasonably requested by Buyer;

(vi) written resignations of the officers and members of the board of directors of each Company, each duly executed by the appropriate parties;

(vii) the original record and minute books, equity ledgers and registers, and company seals, if any, of each Company;

(viii) a certificate of non-foreign status of the Sellers meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(ix) such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request prior to Closing.

2.3 Conditions to the Sellers’Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement on the Closing Date is subject to Buyer’s delivery to the Sellers copies of the following:

(i) resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement;

(ii) the Employment Agreements executed by Buyer;

(iii) the Subscription Agreements countersigned by Buyer;

(iv) one or more stock certifications evidencing the Equity Consideration; and

(v) all other agreements or instruments contemplated hereby and the consummation of the transactions contemplated hereby.

Article III – COVENANTS

3.1 Sales and Transfer Taxes. All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing and similar Taxes that may be incurred in connection with this Agreement, together with any and all penalties, interest, and additions to Tax with respect thereto will be paid by the Sellers.

3.2 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the cost and expense of the requesting Party.

3.3 Administration of Accounts. All payments and reimbursements received by the Sellers or any entity controlled by Sellers after the Closing Date from any third party in the name of any Company will be held by the Sellers or such entity in trust for the benefit of Buyer. Immediately upon receipt of such payment or reimbursement, the Sellers will pay to Buyer the amount of such payment or reimbursement without right of set-off, offset, or reduction of any kind.

3.4 Confidentiality. Each Seller agrees that such Seller will not use, or permit the use of, any of the information relating to the Business, or relating to Buyer or Buyer’s Affiliates, furnished to such Seller in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to Buyer or Buyer’s Affiliates, or otherwise than in connection with the transaction, and that it will not disclose, divulge, provide or make accessible (collectively, “Disclose” or “Disclosure”), or permit any other Person to Disclose, any of the Information to any individual or entity, other than its investment advisors, accountants, counsel and other authorized representatives and agents (collectively, “Representatives”), except (a) in connection with any claim, action or proceeding related to the transactions contemplated by this Agreement or any Transaction Document, (b) in connection with preparing, amending or filing any Tax Returns or in connection with any Tax audit or other proceeding, and or (c) as may be required by judicial or administrative process or, in the opinion of his counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder to any Representative, the Sellers will first obtain the recipients’ undertaking to comply with the provisions of this Section 3.4 or substantially similar confidential obligations with respect to such Information.

3.5 Non-Competition; Non-Solicitation; Non-Hire. As additional consideration for Buyer’s entry into this Agreement and consummation of the transactions contemplated hereby, and with the acknowledgement by the Sellers that Buyer would not enter into this Agreement without the benefit of the provisions set forth in this Section 3.5, each Seller agrees that the following restrictions on such Seller’s activities following the Closing Date are necessary, appropriate and reasonable to protect the Business and other legitimate interests of Buyer and its Affiliates:

(a) Non-Competition. For a period of five years immediately following the Closing Date (the “Restricted Period”), each Seller agrees that such Seller will not, anywhere in the U.S., directly or indirectly, on behalf of any Person other than Buyer or its Affiliates, invest in, own, manage, operate, finance, control, advise, render services as an employee, independent contractor, or otherwise, or guarantee the obligations of any Person engaged in the Business; provided, however, that the ownership of less than two percent (2%) of the outstanding equity of any publicly traded company will not by itself be deemed to be a violation of this provision.

(b) Non-Solicitation. During the Restricted Period, the Sellers will not, directly or indirectly, solicit the business of any Person who is a customer of the Business, or of Buyer or its Affiliates, or cause, induce, or attempt to cause or induce, any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer or its Affiliates to cease doing business with such parties, to deal with any competitor of Buyer or its Affiliates, or in any way interfere with its relationship with such parties, all of the foregoing as it relates to the Business.

(c) Non-Hire. During the Restricted Period, the Sellers will not, directly or indirectly, on behalf of any Person other than Buyer or its Affiliates, solicit, hire or engage in any capacity any employee of Buyer or its Affiliates (or any person or entity who was an employee of Buyer or its Affiliates within 12 months of the date such hiring or engagement occurs) or solicit or seek to persuade any employee of Buyer or its Affiliates to discontinue such employment.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 3.5 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 3.5 will be enforceable as so modified.

(e) Enforcement of Covenant. The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 3.5 is an inadequate remedy. In recognition of the irreparable harm that a violation by any of the Sellers of any of the covenants, agreements or obligations arising under this Section 3.5 would cause Buyer or its Affiliates, each of the Sellers agrees that in addition to any other remedies or relief afforded by law, a preliminary and permanent injunction against an actual or threatened violation or violations may be issued against such Seller without showing actual monetary damages or posting of a bond or other security. In the event of an action to enforce the covenants in this Section 3.5, the prevailing Party will be entitled to be reimbursed by the other Party for reasonable attorney’s fees and other expenses incurred by the prevailing Party with respect to such enforcement action; provided, however, Buyer will be entitled to be reimbursed by the applicable Seller in the event such Seller challenges the enforceability or reasonableness of any of the provisions of this Section 3.5. Each of Buyer’s Affiliates will have the right to enforce the Seller’s obligations set forth in this Section 3.5. In addition, in the event any of the Sellers violates any provisions of this Section 3.5, then, in such event the period of the violation will be added to the Restricted Period for such Seller set forth in such section.

3.6 Certain Tax Matters.

(a) Tax Returns. The Sellers will prepare, or cause to be prepared, and file, or cause to be timely filed, all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date. The Sellers will timely pay all Taxes due with respect to all Tax Returns of the Company for all Tax periods ending on or prior to the Closing Date. The Sellers will provide any pending Tax Returns of the Company relating to Tax periods ending on or prior to the Closing Date to Buyer for review at least ten (10) Business Days prior to filing, and the Sellers will reflect any reasonable comments made by Buyer on such Tax Returns. Notwithstanding the foregoing, the Sellers will not cause the Company to extend or amend any Tax Returns with respect to any Tax period ending on or prior to the Closing Date without the prior written consent of Buyer. Buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company for all Tax periods beginning after the Closing Date. Buyer will timely pay all Taxes due with respect to all Tax periods beginning after the Closing Date.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes based on or measured by income, gain, or receipts of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (with any net operating losses being first applied to the interim period ending on the Closing Date (to the extent available under applicable Law) and, therefore, first inuring to the benefit of the Sellers); and (ii) the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in such Straddle Period. The Sellers will timely pay all Taxes relating to that portion of the Straddle Period up to and including the Closing Date. Buyer will timely pay all Taxes relating to that portion of the Straddle Period after the Closing Date. If any Tax is due from the Sellers with respect to the portion of the Straddle Period ending on the Closing Date, the Sellers shall be provided with a copy of the applicable Tax Return and Buyer’s calculation and documentation of the Sellers’ portion of the Tax due. Buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company for any Straddle Period.

(c) Cooperation; Audit. After the Closing Date, Buyer and the Sellers will, and will cause their respective Affiliates to, cooperate reasonably in the preparation of all Tax Returns of the Company and will provide, or cause to be provided, to the requesting Party any records or other information requested by such Party in connection therewith. The Sellers, on the one hand, and Buyer, on the other hand, will give prompt notice to each other of any proposed adjustment to Taxes for the Pre-Closing Tax Period or the Straddle Period. Promptly upon receipt by either Party of any notification or indication (whether written or oral) from any taxing authority that it intends to investigate or audit any Tax Return of the Company for any Tax period ending on or prior to the Closing Date, the Party receiving such information will notify the other Party and convey such information to the other Party in writing. Each Party will cooperate with the other in connection with any Tax investigation, Tax audit, or other Tax proceeding; provided, however, Buyer will be entitled to represent the Company on any Tax investigation, Tax audit, or other Tax proceeding that arises after the Closing Date provided Buyer will allow the Sellers to reasonably participate at the Sellers’ own cost and expense to the extent such matter could reasonably result in an indemnification claim against the Sellers pursuant to this Agreement. A Party will be reimbursed for reasonable out-of-pocket expenses incurred in taking any action reasonably requested by the other Party or Parties under this Section 3.6(d); provided, however, that the foregoing will not alter any indemnification rights to which the Parties are entitled under this Agreement.

3.7 Release by Sellers. Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received by the Sellers, the Sellers hereby irrevocably release and forever discharge the Company and Buyer, and their respective Affiliates, officers, managers, directors, members, partners (general or limited), agents, and employees, and the successors, heirs, assigns, executors and administrators to the foregoing (collectively, the “Released Parties”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity, which the Sellers ever had, now have or which the Sellers can, shall or may have, against the Released Parties, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to any Company or its Affiliates, and arising at any time on or prior to the Closing Date, whether in the Sellers’s capacity as an equityholder, director, manager, officer, employee, holder of Indebtedness or otherwise, and the Released Parties shall not have liability with respect thereto; provided, however, that such release shall not will not apply to (a) obligations owing to the Sellers arising pursuant to any of the Transaction Documents, (b) any causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and/or judgments which may not be released under applicable Law, (c) any causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments to the extent based on events occurring after the Closing Date, (d) any rights to receive benefits or vested amounts under or to participate in any Company’s employee benefit plans and/or pension plans or programs, or (e) any claims to indemnification (whether provided by contract, by Law, or pursuant to any Company’s Organizational Documents) or insurance coverage, including but not limited to so-called “D&O coverage”, that any Seller may have with respect to any claims made or threatened against such Seller in his capacity as a director, manager, officer or employee of any Company.

3.8 Directors’ and Officers’ Indemnification. Buyer agrees that all rights to indemnification as provided in any indemnification agreements or in Organizational Documents of any Company for the benefit of any current or former directors, officers and employees of such Company as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing. Prior to the Closing, the Company shall purchase a six-year tail insurance policy (the “Tail Policy”) covering each Person who was a director or officer of any Company at any time prior to the Closing with respect to claims arising from facts or events that occurred on or prior to the Closing, on coverage terms that are equivalent to the coverage terms of the policies of directors’ and officers’ liability and fiduciary liability insurance in effect for the Companies as of the date of this Agreement. The provisions of this Section 3.8 (i) shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 3.8 applies without the consent of such Person and (ii) shall be in addition to any other rights a Person may have under the Organizational Documents of each Company or any indemnification agreements, under applicable Law, or otherwise. In the event Buyer or any Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or such Company, as applicable, assume the obligations of Buyer and such Company set forth in this Section 3.8.

Article IV - REPRESENTATIONS AND WARRANTIES OF
THE Sellers

The Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof except as set forth in the corresponding schedule of the disclosure schedules attached hereto (the “Disclosure Schedules”).

4.1 Organization and Qualification. Each Company is duly organized, validly existing corporation in good standing under the Laws of the state of its incorporation or organization. Each Company has all the requisite power, authority, and capacity to own, lease, and operate its assets and to carry on the Business as the same was and is now being conducted by it. Each Company is qualified to transact business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify has not and would not reasonably be expected to have a Material Adverse Effect on the Companies, taken together. The Sellers have heretofore delivered to Buyer complete and correct copies of each Company’s Organizational Documents now in effect, and no Company is in default under or in violation of any provision of its Organizational Documents.

4.2 Power and Authority; Enforceability. The Sellers have all power and authority to enter into and consummate the transactions contemplated by this Agreement and any ancillary agreements (the “Transaction Documents”) to which it is a party. The execution and delivery of the Transaction Documents by the Sellers and the consummation of the transactions contemplated by the Transaction Documents to which the Sellers are a party have been duly authorized by all necessary action on the part of each Seller. The Transaction Documents have been duly executed and delivered by the Sellers, and such Transaction Documents constitute the legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, except to the extent that (a) their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditor’s rights generally, and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

4.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance of the provisions hereof or the transactions contemplated hereby: (a) violate or conflict with any Company’s Organizational Documents; (b) violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, that is applicable to any Company; or (c) will result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, material agreement, license or other instrument or obligation to which any Company or any Seller is a party or by which any of their respective properties or assets may be bound or affected. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not require any material authorization, material consent, material approval, material exemption or other material action by or notice to any Governmental Entity or other third party, under any Material Contract or Governmental Contract to which any Company is bound, or any law, statute, rule or regulation or order, judgment or decree to which any Company is subject.

4.4 Capitalization. The capitalization of each Company is as set forth on Schedule 4.4. The Equity Interests set forth on Schedule 4.4 constitute all of the outstanding Equity Interests of each Company and are validly issued, fully paid and non-assessable. There are (i) no outstanding subscriptions, options, calls, Contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any rights plan, and any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests of any Company, respectively, or obligating any Company to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which any Company or the Sellers are a party or are bound with respect to the voting of any of the Equity Interests of any Company. Each Seller has good and valid title to and beneficial ownership in the Equity Interests set forth on Schedule 4.4 and such Equity Interests are free and clear of all Liens (excluding restrictions on transfer under applicable securities Laws). No Company has an equity interest in any direct or indirect subsidiary.

4.5 Financial Statements; Undisclosed Liabilities and Defaults.

(a) The Companies have delivered to Buyer the unaudited balance sheets of the Companies as of December 31, 2018 and December 31, 2017 and the related statements of income, stockholders’ equity and cash flows for the fiscal years then ended. All of the foregoing financial statements are collectively referred to herein as the “Financial Statements.” The Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and results of operation of the Companies at the dates and for the periods indicated therein. The Companies’ accounting practices have been consistently applied for all periods represented by the Financial Statements.

(b) The Financial Statements have been prepared and presented based upon and in conformity with the Companies’ books and records. The Companies have no undisclosed Liabilities, Indebtedness, or obligations, except for (a) liabilities and obligations incurred since December 31, 2018 in the Ordinary Course of Business, (b) liabilities and obligations incurred since December 31, 2018 pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) liabilities and obligations disclosed in this Agreement (or its Schedules) or (d) other liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to exceed $100,000. Neither any Company nor any Seller is in (or has received written notice of any) default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity relating to (or that could reasonably be expected to affect in an adverse manner) the Business in any material respect. There does not exist any default by any Company, by any Seller, or by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by any Company or by any Seller that could reasonably be expected to adversely affect the Business in any material respect.

4.6 Reserved.

4.7 Compliance with Laws.

(a) Each Company is in material compliance with all applicable Laws with respect to the Business.

(b) Each Company holds all material permits, approvals, registrations, franchises, licenses, certificates, accreditations and other authorizations of all Governmental Entities (the “Permits”) required for the conduct of the Business and all such Permits are set forth on Schedule 4.7. Each Company has complied with and is in compliance with the terms and conditions of such Permits in all material respects. Each Company has not received any written notices that it is in material violation of any of the terms or conditions of such Permits. Each Company has taken all reasonable action to maintain such Permits. No loss or expiration of any such Permit is pending or, to the Knowledge of the Company, threatened other than expiration in accordance with the terms thereof. Except as set forth on Schedule 4.7, the Permits owned or used by each Company immediately prior to the Closing will be available for use by Buyer on the same terms and conditions immediately subsequent to the Closing.

4.8 Past Claims. Schedule 4.8 lists all suits, proceedings (including any arbitration proceedings), orders, investigations, or claims against any Company in relation to the Business at law or in equity that have occurred since January 1, 2016.

4.9 Title to Assets; Sufficiency. Except as set forth on Schedule 4.9(a), each Company holds good and marketable title to all of its property and assets, free and clear of any Liens. No Person (other than a Company, or any licensor or any lessor of any assets to a Company) has any right or interest in the assets of any Company, including the right to grant interests in the assets to third parties. Except as set forth on Schedule 4.9(a), all of the tangible assets are at each Company’s locations and not in possession of unrelated parties. The assets owned, licensed or leased by each Company are all those assets necessary to conduct the Business as presently conducted in all material respects and will allow Buyer to continue to operate the Business in all material respects in the same manner immediately following the Closing Date. The equipment, machinery, fixtures, vehicles, computer hardware and furniture owned, leased or used by each Company is in good repair and operating condition (subject to ordinary wear and tear). All accounts and notes receivable of each Company represent amounts receivable for goods actually delivered or services actually provided (or in the case of notes and non-trade receivables, represent amounts receivable in respect of other bona fide business transactions), are currently not subject to any counterclaims, and have been billed and are generally due and payable within 30 days after billing, and to the Knowledge of the Company, except as set forth on Schedule 4.9(b), are fully collectible in the Ordinary Course of Business.

4.10 Indebtedness and Guarantees. Except as set forth on Schedule 4.10, each Company has no Indebtedness (Schedule 4.10 accurately states the outstanding balance of all Indebtedness as of the Closing Date) and no Company guarantees the Indebtedness of any third party.

4.11 Material Contracts. Schedule 4.11 contains a complete and accurate list of all Material Contracts with respect to the Business. Except as set forth on Schedule 4.11, each Company has performed all obligations required to be performed by it to date under its Material Contracts in all material respects, and, to the Knowledge of the Company, there are no defaults by any other party thereto, and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by any Company under any such Material Contract in any material respect, including the consummation of the transactions contemplated by this Agreement, and no consent, permission, waiver or approval is required to be obtained from, and no penalty, assessment or special payment is required to be paid to, and no notice is required to be sent to, any third party in order to preserve for Buyer the benefits of the Material Contracts immediately after the consummation of the transactions contemplated by this Agreement. Each Material Contract is in full force and effect and constitutes a legal, valid, binding agreement of the Company party thereto and, to the Knowledge of the Company, each other party thereto. Buyer has been supplied with a true and correct copy of all written Material Contracts and true and correct written summaries of all oral Material Contracts or agreements.

4.12 Government Contracts and Government Bids.

(a) Schedule 4.12 contains a complete and accurate list of each Government Contract the period of performance of which has not yet expired or been terminated (each, a “Current Government Contract”). The Companies have delivered to Buyer complete and correct copies of each Current Government Contract; to the Knowledge of the Company, each Current Government Contract was legally awarded to any Company, and each Current Government Contract is valid, binding and in full force and effect and enforceable against the applicable Company in accordance with its terms.

(b) (i) Each Company is not in breach of or default under any Current Government Contract, and, to the Knowledge of the Company, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by such Company; (ii) each Company is in compliance with all applicable Laws, including the Federal Acquisition Regulation (“FAR”); Cost Accounting Standards; Service Contract Act of 1963, as amended (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates); the Truth in Negotiations Act; and the Anti-Kickback Act, where and as applicable to each Current Government Contract or Government Bid; (iii) since January 1, 2016, each representation and certification made by any Company in connection with a Government Contract or Government Bid was current, accurate and complete in all material respects as of its effective date, and such Company has complied in all material respects with the terms of all Government Contracts; (iv) to the Knowledge of the Company, there are no outstanding or pending claims, requests for equitable adjustment or contract disputes in excess of One Hundred Thousand Dollars ($100,000) arising under or relating to a Government Contract or Government Bid; and (v) to the Knowledge of the Company, no Current Government Contract or Government Bid is currently the subject of any bid protest before any Governmental Entity.

(c) Since January 1, 2016, (i) neither any Company nor any Seller (as defined in FAR 52.209-5) has been debarred, suspended or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Entity, no suspension, debarment, or exclusion action has been commenced or, to the Knowledge of the Company, threatened against any Company or any of its officers or employees, and there exist no circumstances that require any Company to answer any of the questions in FAR 52.209-5 in the affirmative; (ii) no Governmental Entity under a Government Contract has notified any Company in writing of any breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any such Government Contract; (iii) each Company has not received any written notice of termination for default, cure notice or show cause notice pertaining to any Government Contract; (iv) each Company has not received any written notice of an unresolved significant weakness or deficiency with respect to the cost accounting system of such Company; (v) each Company has not received written notice from any Governmental Entity or other counterparty to a Government Contract that the counterparty to such Government Contract (A) has ceased or will cease to be a customer of any Company (other than due to an expiration of the Government Contract), (B) intends to terminate or materially modify (including by materially decreasing the rate or amount of services obtained from the Company) any Government Contract, (C) intends to change the type of contracting vehicle for the services provided pursuant to such Government Contract in a manner that may preclude any Company from continuing to provide such services or (D) seeks to convert any Government Contract that establishes an exclusive or single source purchasing arrangement or relationship between such counterparty and such Company into a non-exclusive or multi-source arrangement or relationship; and (vi) each Company has not made any voluntary or mandatory disclosures to any Governmental Entity with respect to any material misstatement, significant overpayment or violation of applicable Law arising under or relating to any Government Contract or Government Bid, nor has any violation occurred for which any Company is required to make any such disclosure to a Governmental Entity.

(d) Since January 1, 2016, to the Knowledge of the Company, each Company has not been the subject or target of any audit, subpoena, investigation, prosecution or administrative proceeding related to any Government Contract or Government Bid. Since January 1, 2016, each Company has not received any written notice of any pending or threatened audit, subpoena, investigation, prosecution or administrative proceeding related to any Government Contract or Government Bid.

4.13 Insurance. Each Company is currently insured by insurers unaffiliated with such Company with respect to their properties, assets and operation of the Business in such amounts and against such risks that are set forth on Schedule 4.13. With respect to each insurance policy held by any Company (a) the policy is legal, valid, binding and in full force and effect; and (b) each Company is not in default under the policy in any material respect. Except as listed in Schedule 4.13, there are no claims by any Company pending under any such policies and each Company has not been informed in writing that coverage has been questioned, denied or disputed by the underwriters of such policies with respect to any such claims. All premiums under such insurance policies which are due and payable have been paid in full, no such policy provides for retrospective or retroactive premium adjustments, and each Company has not received written notice of any material increase in the premium under, or the cancellation or non-renewal of, any such policy.

4.14 Intellectual Property. Set forth on Schedule 4.14 is a list of patents, patent rights, patent applications, trademarks, trademark applications and registrations, trade dress, service marks, service mark applications, trade names, social media accounts and registrations, domain names and copyrights owned by or registered in the name of any Company and used in the Business in any material respect, or of which any Company is a licensor or licensee or in which any Company has any right, and in each case a brief description of the nature of such right. Each Company is not subject to any license or royalty obligation relating to any product or service of the Business that any Company now markets or has marketed in the three past years. Except as set forth on Schedule 4.14, the Companies own all rights in, or possesses adequate licenses or other rights to use, all patents, patent applications, trademarks, trademark applications and registrations, trade dress, service marks, service mark applications and registrations, proprietary rights, trade names, social media accounts and registrations, domain names, copyrights, designs, website content, technology, trade secrets and know-how used to conduct the Business as conducted prior to Closing (collectively, “Intellectual Property”). To the Knowledge of the Company, the Intellectual Property does not infringe or conflict upon the right of any third party, and to the Knowledge of the Company there has not been, and are, no infringing uses by third parties of the Intellectual Property owned by any Company. No Seller owns or has any interest in the Intellectual Property used by any Company in connection with the Business (other than an indirect interest solely by virtue of being an owner of a Company). No past or present employee or independent contractor (including consultants) of any Company has retained any ownership interest in or to any Intellectual Property, ideas, inventions, processes, works of authorship and other work products that relate to the Business, that were conceived, created, authored or developed, in whole or in part, by such employee or independent contractor while an employee of or contractor any Company, as the case may be.

4.15 Real Property. Each Company does not own any real property relating to the Business, nor has it ever owned any real property relating to the Business. Schedule 4.15 sets forth the address of each parcel of real estate leased by any Company (“Leased Real Property”), a true and complete list of all leases for each such Leased Real Property, and the amount of security deposit for each such Leased Real Property. Each Company has not collaterally assigned or granted any other security interest in any Leased Real Property or any interest therein. Each Contract for Leased Real Property is the legal, valid, binding, enforceable obligation of the Company party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, and such Company’s possession and quiet enjoyment of the Leased Real Property under such lease has not been disturbed, and there are no disputes with any lessor respect to such lease. Neither any Company nor, to the Knowledge of the Company, any other party to the lease is in breach or default in any material respect under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease.

4.16 Labor Matters. Each Company is in compliance with all Laws with respect to employment and employment practices, terms and conditions of employment and wages and hours (including the Employee Retirement Income Security Act of 1974, as amended, and the Contract Service Act, as amended), including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates, and each Company is not engaged in any unfair labor practice and, to the Knowledge of the Company, has not been threatened with a possible claim for any such practice. Each Company has properly classified its employees and independent contractors. Except as set forth in Schedule 4.16, each Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union"), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of any Company, and no Union or group of employees is seeking or in the past five years has sought to organize employees for the purpose of collective bargaining. Except as set forth in Schedule 4.16, there has never been in the past five years, nor (to the Knowledge of the Company) has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Company or any of its employees. Except as set forth in Schedule 4.16, each Company has no duty to bargain with any Union.

4.17 Tax Matters. Schedule 4.17 contains a list of states, territories, and jurisdictions (whether foreign or domestic) in which any Company files Tax Returns. Each Company has filed all Tax Returns that it was required to file. All such filed Tax Returns were true, correct, and complete in all material respects. Except as set forth on Schedule 4.17, all Taxes due and payable prior to Closing by each Company have been paid. Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee. There are no Liens on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax. There is not outstanding any written notice received by any Company from any Governmental Entity that it is subject to an audit or investigation that could result in the payment of additional Taxes. Each Company is not a party to any Tax allocation, sharing, indemnity or similar agreement. Each Company has no Liability for the Taxes of any Person, as a transferee or successor, by Contract, or otherwise.

4.18 Absence of Certain Developments. Since January 1, 2018, each Company has conducted the Business in the Ordinary Course of Business consistent with past practice, including, but not limited to, cash management, collection of receivables, payment of payables, and maintenance of Inventory, pricing and credit practices.

4.19 Related Party Transactions. Except as set forth on Schedule 4.19, each Company is not currently a party to any Related Party Transaction in connection with the Business and has not been a party to any such Related Party Transaction since January 1, 2017.

4.20 Safety Rating. Except as set forth on Schedule 4.20, each Company has now, and since the commencement of the operation of the Business has maintained, an overall “Satisfactory” safety rating or has not been rated, and as of February 28, 2019, except as set forth on Schedule 4.20, maintained Compliance, Safety and Accountability scores (“CSA Scores”) below the “alert” threshold in each of the seven categories assessed by the DOT in connection therewith. Neither any Seller nor any Company has received any written notice of any intended, pending or proposed audit of the Business by the DOT or any other Governmental Entity having jurisdiction over any Company’s operation of the Business.

4.21 Litigation. Except as set forth on Schedule 4.21, there are no, and in the past three years there have been no, actions, audits, administrative charges, suits, proceedings, arbitrations, orders, or investigations pending or, to the Knowledge of the Company, threatened, against any Company or any officer, director or employee thereof in relation to the Business. Each Company is not subject to any judgment, order, award or decree of any Governmental Entity (other than orders generally applicable to other businesses operating in the industry in which the Business operates).

4.22 Brokerage and Finder’s Fees. Neither any Company nor any Seller has incurred and none will incur any brokerage, finder, or similar fee in connection with the transactions contemplated by the Transaction Documents to which any of them are a party.

4.23 Vendors. The Companies have provided Buyer accurate and complete lists of the names and addresses of the 20 largest vendors of the Business from whom the Companies have purchased either supplies or inventories for the past 2 fiscal years (ended December 31, 2018 and December 31, 2017).

4.24 Environmental Matters.

(a) Each Company is, and at all times in the last five years has been, in compliance with all applicable Environmental Laws in all material respects. Each Company holds and has timely applied for renewal of all material permits or other authorizations under Environmental Laws that are required for (i) the occupancy, use and operation of its properties and assets, and (ii) the operation and conduct of such Company and the Business.

(b) Each Company has not received any outstanding and unresolved written notices, reports, or other information regarding any actual or alleged violation of Environmental Laws by any Company, or any Liabilities or potential Liabilities, including any remedial obligations, arising under Environmental Laws and relating to any Company or its properties. There are no pending or, to the Knowledge of the Company, threatened, claims, Liens, or other restrictions of any nature, resulting from any violation or failure to comply with any applicable Environmental Law, with respect to or affecting any of the properties currently occupied, used or operated by any Company. There are no present or past Releases or threatened Releases, or presence of any Hazardous Substances, which could reasonably be expected to form the basis for any litigation against any Company or that could reasonably be expected to result in the imposition of any Liability on any Company, in each case under Environmental Laws.

(c) During the period of (i) each Company’s occupancy, use or operation of any property, or (ii) each Company’s participation in the management of any property, there were no Releases or threatened Releases of any Hazardous Substances in, on, under or affecting any such property, and such Company has not placed, held, located, Released, transported or disposed of any Hazardous Substances on, under, from or at any such property or any other property other than in compliance with applicable Environmental Laws. To the Knowledge of the Company, no above ground or underground storage tanks, asbestos-containing materials, lead-based paint, toxic mold or polychlorinated biphenyls are or have been present at any property currently or formerly leased or operated by any Company. Each Company has not sent or disposed of Hazardous Substances to or at a site which, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), or any similar state, federal or foreign law, has been listed or proposed for listing on the “National Priorities List” or its state equivalent.

(d) The Companies have delivered to Buyer correct and complete copies of all environmental studies or reports (including, but not limited to, any Phase I or Phase II reports and compliance audits), pleadings, analytical data, monitoring data, permits required under Environmental Laws, and other material records and correspondence concerning compliance with Environmental Laws relating to the occupancy, use and operation of its properties and the operation of the Business that are in the possession or reasonable control of the Sellers.

4.25 Employee Benefit Plans. Set forth on Schedule 4.25 is a complete list of all pension, profit sharing, retirement, stock purchase, stock option, bonus, incentive compensation and deferred compensation plans, life, health, dental, accident or disability, workers’ compensation or other employee welfare benefit plans (insured or self-insured), educational assistance, pre-tax premium or flexible spending account plans, supplemental or executive benefit plans, non-qualified retirement plans, severance or separation plans, and any other employee benefit plans, practices, policies or arrangements of any kind, whether written or oral, which are currently maintained by any Company for the benefit of any of their respective employees (including former employees), or under which any Company has any current or potential Liability with respect to any employee or former employee or the dependents of any such person, including any “employee benefit plan” which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (herein collectively referred to as “Employee Benefit Plans” and individually as an “Employee Benefit Plan”). All Employee Benefit Plans comply in form and in operation in all material respects with their terms, the applicable requirements of ERISA, the Code and all applicable Laws. Each Company has complied with the terms of all Employee Benefit Plans and related Contracts in all material respects. Buyer has been supplied with a true and correct copy of all written Employee Benefit Plans and true and correct written summaries of all oral Employee Benefit Plans. With respect to the Employee Benefit Plans, no event has occurred and, there exists no condition or set of circumstances, in connection with which any Company could reasonably be expected to subject to any material Liability (other than for routine claims for benefits in the ordinary course) under the terms of the Employee Benefit Plans or any applicable Law. Each Company does not sponsor or participate in (i) a pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multi-employer pension plan,” as defined in Section 3(37) of ERISA, (iii) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, (iv) a “multiple employer plan,” as defined in Section 413 of the Code, (v) a “welfare benefits trust” or “voluntary employees beneficiary association,” as defined in Sections 419, 419A or 501(c)(9) of the Code, or (vi) a plan or arrangement providing for post-employment health or life insurance coverage, except as otherwise required by Section 4980B of the Code or similar state Laws and at the sole expense of the individual.

4.26 Accounts; Powers of Attorney.

4.28 Schedule 4.26. sets forth a correct and complete list of all accounts or safe deposit boxes at any bank or other financial institution of any Company, and the names of all Persons authorized to draw thereon or have access thereto. No Person holds a power of attorney to act on behalf of any Company.

4.29 No Other Representations and Warranties Except for the representations and warranties contained in Article IV (as modified by the Schedules hereto) (collectively, the “Express Representations”), none of the Company, any Seller, or any other Person makes any other express or implied representation or warranty with respect to the Company, the Business, or any Seller or the transactions contemplated by this Agreement, and the Company and the Sellers hereby expressly disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or any of its Affiliates or representatives (including but not limited to any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of the Company, the Sellers or any of their respective Affiliates). Neither the Company nor any Seller makes any representation or warranty to Buyer regarding the probable success or profitability of the Company or the Business. Nothing in this Section 4.28 shall impair Buyer’s or any Buyer Indemnified Party’s rights and remedies in the case of fraud.

Article V - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that the statements contained in this Article V are true and correct as of the date hereof:

5.1 Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Buyer is qualified to transact business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify has not and would not reasonably be expected to have a Material Adverse Effect on Buyer. Buyer has heretofore delivered to the Sellers complete and correct copies of Buyer’s Organizational Documents now in effect, and Buyer is not in default under or in violation of any provision of its Organizational Documents.

5.2 Power and Authority; Enforceability. Buyer has all requisite corporate power and authority to enter into and consummate the transactions contemplated by the Transaction Documents to which Buyer is a party. The execution and delivery by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer. The Transaction Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that (a) their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditor’s rights generally, and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

5.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance of the provisions hereof or the transactions contemplated hereby: (a) violate or conflict with Buyer’s Organizational Documents; (b) violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, that is applicable to Buyer; or (c) will result in a breach of any of the terms or conditions of, or constitute a default under, any material mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Buyer is a party or by which any of its properties or assets may be bound or affected. Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not require any material authorization, consent, approval, exemption or other material action by or notice to any Governmental Entity or other third party, under any material Contract to which Buyer is bound, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

5.4 Capitalization. The capitalization of Buyer immediately prior to the issuance of the Equity Consideration hereunder is as set forth on Schedule 5.4. The Equity Interests set forth on Schedule 5.4 constitute all of the outstanding Equity Interests of Buyer immediately prior to the issuance of the Equity Consideration hereunder and are validly issued, fully paid and non-assessable. Other than for the Equity Consideration under this Agreement, there are (i) no outstanding subscriptions, options, calls, Contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any rights plan, and any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests of Buyer, or obligating Buyer to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which Buyer is a party or bound with respect to the voting of any of the Equity Interests of Buyer.

5.5 Financial Statements. Buyer has delivered to the Sellers the unaudited balance sheets of Buyer as of December 31, 2018 and December 31, 2017 and the related statements of income, stockholders’ equity and cash flows for the fiscal years then ended. All of the foregoing financial statements are collectively referred to herein as the “Buyer Financial Statements.” The Buyer Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and results of operation of Buyer at the dates and for the periods indicated therein.

5.6 Litigation. Except as set forth on Schedule 5.6, there are no, and in the past three years there have been no, actions, audits, administrative charges, suits, proceedings, arbitrations, orders, or investigations pending or, to the knowledge of Buyer, threatened, against Buyer or any officer, director or employee thereof in respect of Buyer’s business. Buyer is not subject to any judgment, order, award or decree of any Governmental Entity (other than orders generally applicable to other businesses operating in the industry in which Buyer operates).

5.7 Brokerage and Finder’s Fees. Buyer has not incurred and will not incur any brokerage, finder, or similar fee in connection with the transactions contemplated by the Transaction Documents to which Buyer is a party.

5.8 Buyer Acknowledgements. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that neither the Company nor any Seller is making any representations or warranties whatsoever, express or implied, beyond the Express Representations, and neither the Company nor any Seller shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer of, or Buyer’s use of or reliance on, any other information. Any claims Buyer may have for breach of representation or warranty shall be based solely on the Express Representations. Buyer further represents and warrants that none of the Company, any Seller or any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Business, the Sellers, or the transactions contemplated by this Agreement not expressly set forth in Article IV of this Agreement, and none of the Company, the Sellers, or any of their respective Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or the Business or other publications or data room information made available to Buyer or its representatives, or any other document or information in any form made available to Buyer or its representatives in connection with the sale of the Company and the transactions contemplated hereby. Buyer acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Company and the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation. Nothing in this Section 5.8 shall impair Buyer’s or any Buyer Indemnified Party’s rights and remedies in the case of fraud.

Article VI- INDEMNIFICATION

6.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and the Disclosure Schedules attached hereto or in any writing delivered by any Party to any of the other Parties in connection with this Agreement will survive (a) for a period of 12 months after the Closing Date for representations and warranties except as set forth in subpart (b), (b) indefinitely for the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.10, 4.17, and 4.22 (collectively, the “Fundamental Representations”) and those set forth in Sections 5.1, 5.2, 5.4, and 5.7, (c) indefinitely for claims based on fraud or intentional misrepresentation, and (d) indefinitely for all covenants and agreements that by their terms contemplate performance after the Closing Date, unless specified otherwise by their terms. Notwithstanding the above, so long as written notice of a claim (in reasonable detail, including a description of the alleged breaches of this Agreement and a good faith estimate of the amount of Losses claimed) is given on or prior to the expiration of survival period, such claim will continue to survive until such matter is resolved.

6.2 General Indemnification.

(a) Indemnification by Buyer. Buyer agrees that it will indemnify, defend, and hold harmless the Sellers and their respective heirs and assigns (the “Seller Indemnified Parties”), from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by or asserted against the Sellers directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from: (i) any breach of, or inaccuracy in, any representation or warranty of Buyer in Article V of this Agreement; and (ii) a breach of any covenant or agreement of Buyer contained in this Agreement.

(b) Indemnification by the Sellers. The Sellers agree to indemnify, defend and hold harmless Buyer and its Affiliates, directors, managers, officers, equityholders, members, partners, and their respective successors and assigns (the “Buyer Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of Buyer Indemnified Parties directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with: (i) a breach of any representation or warranty of Sellers in Article IV of this Agreement; (ii) a breach of any covenant or agreement of any Seller made in this Agreement; (iii) any unpaid Taxes of the Company for any Pre-Closing Tax Period, including, without limitation, any liability Buyer may have under any applicable bulk sale or bulk transfer Law; and (iv) any Outstanding Transaction Expenses of the Company.

(c) Limitations on Indemnification. Notwithstanding anything to the contrary herein:

(i) The rights of Buyer will not be affected notwithstanding any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the Sellers, except as set forth in this Agreement or in the Disclosure Schedules.

(ii) Notwithstanding the foregoing, the Sellers will not be obligated to indemnify and hold Buyer harmless for a claim pursuant to Section 6.2(b)(i) for such Losses unless and until the aggregate amount of such items exceeds $350,000 (the “Deductible”) in which case the Losses will be recoverable as to any Losses in excess of the Deductible and subject to the Cap (as hereinafter defined). The aggregate amount of all payments made by the Sellers in satisfaction of claims for indemnification pursuant to Section 6.2(b)(i) will not exceed $1,200,000.00 (the “Cap”) and, unless otherwise agreed in writing by the Sellers in their sole discretion, the obligations of any Seller to any Buyer Indemnified Party pursuant to such section will be met solely by one or more of the Sellers forfeiting a portion of the Equity Consideration, with the amount of Equity Consideration to be forfeited to be determined based on the amount of Losses and a price per share of the greater of $2.50 per share and the then current fair market value per share, which, for so long as the Buyer’s Common Stock is publicly traded, shall be based on the average closing trading price of the Common Stock over the period of ten (10) trading days prior to such forfeiture. The limitations set forth in this Section 6.2(c)(ii), including the obligation to satisfy Losses via forfeiture of a portion of the Equity Consideration, do not apply to Losses related to or arising out of any claims asserted by Buyer for claims brought pursuant to the Fundamental Representations, pursuant to portions of Section 6.2(b) other than Section 6.2(b)(i), or with respect to claims based on fraud or intentional misrepresentation. Notwithstanding anything to the contrary in this Section 6.2(c)(ii), in no event shall any Seller be responsible for any indemnification hereunder in excess of the total amount of the Purchase Price payable to such Seller hereunder, and for any indemnification claim to which the Cap does not apply, each Seller shall have the option as to whether to satisfy all or any portion of such claim by paying cash, by surrendering any portion of the Equity Consideration (with the valuation thereof for such purposes being based on the greater of $2.50 per share (which amount shall be subject to adjustment in the event of any stock split, combination or similar event) or the then current fair market value per share, which, for so long as the Buyer’s Common Stock is publicly traded, shall be based on the average closing trading price of the Common Stock over the period of ten (10) trading days prior to such forfeiture), or any combination of the foregoing. Notwithstanding the foregoing in this Section 6.2(c)(ii), with respect to up to a total of $600,000 in claims in the aggregate for indemnification pursuant to Section 6.2(b)(i) where Buyer has incurred actual out-of-pocket cash costs, Buyer shall be entitled to demand cash payment from Sellers for such claims, rather than receive forfeited or surrendered Equity Consideration for such claims as set forth above.

(iii) For the purposes of determining the existence of any breach of a representation, warranty, covenant, or agreement made by the Sellers, and for determining the amount of any indemnifiable Losses, each representation, warranty, covenant, and agreement made by the Sellers (whether made herein or in any other document, agreement or instrument delivered in connection herewith or therewith) will be deemed made without any qualifications or limitations as to materiality (including without limitation any qualifications or limitations made by reference to a Material Adverse Effect).

(d) Tax Treatment of Indemnity Payments. All payments made pursuant to any indemnification obligations under this Agreement, will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Laws.

(e) Offset. Buyer will have the right to set off the indemnification obligations of the Sellers actually owed pursuant to this Article VI against any other payments, if any, due from Buyer to the Sellers (excluding any amounts under any Employment Agreement), and in all cases subject to the applicable provisions of Section 6.2(c)(ii).

(f) D&O Claims. Notwithstanding anything herein to the contrary elsewhere in this Agreement, each Seller hereby agrees that such Seller will not make any claim for indemnification against Buyer, Buyer Indemnified Parties, or the Company in respect of any Losses for which the Sellers are responsible under the indemnification provisions of this Article VI by reason of the fact that he was a controlling person, manager, director, officer, or representative of the Company.

(g) For purposes of computing the aggregate amount of indemnifiable claims against Sellers, the amount of each claim for Losses by any Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by Sellers shall be limited to, the amount of such Losses that remain after deducting therefrom (i) any third party insurance proceeds and any indemnity, contributions or other similar payment payable by any third party with respect thereto, and (ii) any net Tax benefit actually realized (on a cash with and without basis) by any Buyer Indemnified Party or any Affiliate thereof with respect to the Losses or items giving rise to such claim for indemnification, in each case net of costs of realizing such amounts or benefits and, in the case of clause (i), net of any increase in future premiums of the applicable policy related to such recovery. If any such proceeds, benefits or recoveries are received by any Buyer Indemnified Party (or any of its Affiliates) with respect to any Losses after any Buyer Indemnified Party has been paid with respect thereto, such Buyer Indemnified Party (or such Affiliate) shall pay to the Sellers the amount of such proceeds, benefits or recoveries (up to the amount of the Losses for which such Buyer Indemnified Party has been paid).

(h) Upon making any payment to any Buyer Indemnified Party in respect of any Losses, the Sellers will, to the extent of such payment, be subrogated to all rights of such Buyer Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Buyer Indemnified Party (and its Affiliates) and the Sellers will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

6.3 Sole Remedy. The provisions of this Article VI set forth the exclusive rights and remedies of the Parties to seek or obtain damages or any other remedy or relief whatsoever from any Party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby, in addition to claims for fraud. The Parties agree that, excluding any claim for injunctive or other equitable relief or for fraud, the indemnification provisions of this Article VI are intended to provide the sole and exclusive remedy as to all claims either the Sellers, on the one hand, and Buyer, on the other hand, may have arising from or relating to this Agreement and the transactions contemplated hereby.

6.4 Indemnification Procedures. Promptly after any Buyer Indemnified Party has received notice of or has knowledge of any claim by a person not party to this Agreement (“Third Person”) or the commencement of any action or proceeding by a Third Person, the Buyer Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any Seller, give the Sellers written notice of such claim or the commencement of such action or proceeding; provided, however, that delay or failure to provide such notice shall not relieve the Sellers of any obligation hereunder except and then solely to the extent such delay or failure increased materially the Losses sought by any Buyer Indemnified Party. Upon written notice to the Sellers within thirty (30) days of the Buyer Indemnified Party’s receipt of notice of a claim, the Sellers (at their own expense) shall have the right and shall be given the opportunity to assume and conduct, at its sole expense, the defense of such claim, action or proceeding. If the Sellers have assumed such defense, the Buyer Indemnified Parties shall have the right to employ separate counsel in any such claim, suit, or proceeding or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Losses incurred by any Buyer Indemnified Party and shall not be payable by the Sellers so long as the Sellers diligently and in good faith defend the claim, action, or proceeding; provided, however, that such Buyer Indemnified Party will be entitled to so participate at the expense of the Sellers if in the written opinion of counsel to the Buyer Indemnified Party a material conflict exists between the Sellers and the Buyer Indemnified Party. The Sellers shall not make any settlement with respect to any such claim, action, or proceeding without the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. No Buyer Indemnified Party shall make any settlement with respect to any such claim, action, or proceeding without the prior consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. The Party or Parties conducting the defense of any such claim, action, or proceeding shall keep the other Parties reasonably apprised of all significant developments with respect thereto, including all settlement negotiations and offers.

Article VII - MISCELLANEOUS PROVISIONS

7.1 Expenses. Except as expressly set forth herein, the Parties will each bear their own costs and expenses relating to the negotiation and the implementation of the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives, whether or not such transactions are consummated.

7.2 Amendment and Modification; Waivers, Third-Party Beneficiary. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and the Sellers. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, other than: (i) the Released Parties, who are intended third-party beneficiaries of the provisions set forth in Section 3.7, (ii) the current and former directors, officers and employees referenced in Section 3.8, who are intended third-party beneficiaries of the provisions set forth in Section 3.8, and (iii) the Buyer Indemnified Parties and the Seller Indemnified Parties, who are intended third-party beneficiaries of the provisions set forth in Article VI. Any waiver or consent will be effective only in the specific instance and for the specific purpose for which it is given.

7.3 Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; (c) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (d) on the date of transmission, if sent by e-mail (with confirmation of receipt by the recipient), facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment. All notices hereunder must be delivered to the following addresses:

If to any Seller:

James C. Finkle, Jr.

1230 McCarter Hwy.

Newark, NJ  07104

Email: jfinkle@finkletrucking.com

and to

Clifford Finkle IV

1230 McCarter Hwy.

Newark, NJ  07104

Email: cfinkle@finkletrucking.com

With copies to the following, which will not constitute notice:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Matthew Savare

Email: msavare@lowenstein.com

If to Buyer:

EVO Transportation & Energy Services, Inc.

Attn: John Yeros, CEO

8285 West Lake Pleasant Parkway

Peoria, AZ 85382

Email: jyeros@evocng.com

With copies to the following, which will not constitute notice:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402-1425

Attn: Frank B. Bennett

Email: fbennett@fredlaw.com

7.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by any Party without the prior written consent of the other Parties, which consent will not be unreasonably withheld. Notwithstanding the foregoing, (i) Buyer may assign in whole or in part its rights and obligations pursuant to this Agreement to one or more of their Affiliates (but no such assignment shall relieve Buyer of any of its obligations hereunder), (ii) Buyer may assign this Agreement and its rights and obligations under this Agreement in connection with a merger or consolidation involving Buyer, or in connection with a sale of substantially all of the equity or assets of Buyer or other disposition of substantially all of the Business (provided the assignment will not relieve Buyer of its obligations pursuant to this Agreement), and (iii) Buyer may assign any or all of its rights pursuant to this Agreement or the Transaction Documents, including its rights to indemnification, to any of its lender(s) as collateral security.

7.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive Laws of the State of Delaware (without regard to the Laws of conflict that might otherwise apply and result in the application of the laws of another jurisdiction to this Agreement and the legal relations among the Parties hereto) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States located in Wilmington, Delaware, for the purposes of any such action or other proceeding arising out of this Agreement or any transaction contemplated hereby. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. The Buyer and the Sellers specifically represent and warrant that they were represented by legal counsel and obtained legal advice regarding this Section 7.5 and other provisions of this Agreement.

7.6 Counterparts. This Agreement may be executed simultaneously with original, facsimile, or. pdf signatures in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.7 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

7.8 Entire Agreement. This Agreement and the exhibits and other writings referred to in this Agreement or any such exhibit or other writing are part of this Agreement, together embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transaction or transactions contemplated by this Agreement.

7.9 Severability. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision will become invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

7.10 Cumulative Remedies; Specific Performance. All rights and remedies of a Party hereto are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. Buyer will expressly be entitled to specific performance as a remedy.

7.11 Publicity. No Party will issue any press release or make any other public statement relating to the transactions contemplated hereby unless (a) agreed to by the other Parties, or (b) required by Law or court order and any such release or statement will be subject to prior review by the other Parties.

7.12 Disclosure Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that such disclosure is set forth with such specificity that it is readily apparent on the face of such disclosure that such disclosure is applicable to such Sections. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Share Exchange Agreement to be duly executed as of the day and year first above written.

SELLERS:	BUYER:

/s/ James C. Finkle, Jr.	EVO TRANSPORTATION & ENERGY SERVICES, INC.
James C. Finkle, Jr.

	By:	/s/ Damon Cuzick
/s/ Clifford Finkle IV	Name:	Damon Cuzick
Clifford Finkle IV	Its: President

Signature Page to Stock Purchase and Exchange Agreement

EXHIBIT A

Sellers

Seller	Equity Interests Owned by Seller	Equity Consideration To be issued to Seller at Closing	Cash Consideration To be paid to Seller at Closing	Earnout Amount
James C. Finkle, Jr.	50%	625,000 shares of Common Stock	$625,000.00	50%
Clifford Finkle IV	50%	625,000 shares of Common Stock	$625,000.00	50%

A-1

EXHIBIT B

DEFINITIONS

As used in this Agreement, the following terms will have the meanings indicated below.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “Control” or “Controlling” or “Controlled by” will mean, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day other than Saturday or Sunday on which banks are open for business in Phoenix, Arizona and New York, New York.

“Cash” means cash and cash equivalents (excluding any cash required to cover checks or other similar payments that have been made by any Company but have not yet cleared).

“Change of Control” shall mean (i) a direct or indirect sale of all or substantially all of the assets of the Buyer to any Person, and (ii) a sale of shares of capital stock of the Buyer, or a merger, consolidation, recapitalization or other transaction, resulting directly or indirectly in more than 50% of the voting power of the Buyer being held directly or indirectly by a Person or group of Persons acting in concert.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Indebtedness” means the Indebtedness set forth on Schedule 4.10.

“Contracts” means all oral or written contracts, agreements, instruments and other documents to which a Person is a party or by which it or its assets is or are bound.

“DOT” means the United States Department of Transportation.

“Environmental Law” means all Laws: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations, any state analogs or any similar laws in foreign jurisdictions): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Government Bid” means any outstanding bid, offer or proposal which, if accepted or successful, would result in a Current Government Contract.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, teaming agreement, letter contract, joint venture or other similar written arrangement between any Company, on the one hand, and (i) any Governmental Entity or (ii) any higher-tier contractor of a Governmental Entity in its capacity as a higher-tier contractor, on the other hand. A purchase order, a task order or a delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any court, administrative agency or commission, self-regulatory organization or other foreign, domestic, or quasi-governmental authority or instrumentality.

“Hazardous Substances” means all hazardous substances, as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), solid waste, hazardous waste and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, regulated, classified or identified under any Environmental Law, including without limitation petroleum, petroleum products, friable asbestos, molds, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (d) all capital lease liabilities of such Person determined in accordance with GAAP; (e) all guarantees of such Person in connection with any of the foregoing; (f) the deferred purchase price of property or services (including any earn-out, seller note or other deferred purchase price, however structured, but excluding trade payables or accruals incurred in the Ordinary Course of Business); (g) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing; and (h) all obligations or indebtedness of any Company owed to any Seller.

“Information” as used herein will not include any information relating to a Person, which the Party disclosing such information can show: (a) to have been in its possession prior to its receipt from another Party hereto; (b) to be now or to later become generally available to the public through no fault of the disclosing Party; (c) to have been available to the public at the time of its receipt by the disclosing Party; (d) to have been received separately by the disclosing Party in an unrestricted manner from an individual or entity entitled to disclose such information; or (e) to have been developed independently by the disclosing Party without regard to any information received in connection with this transaction.

“Insider” means (a) any officer, director, or owner of any Company; (b) any individual related by blood, marriage or adoption to any individual listed in clause (a) hereof; or (c) any Person in which any individual listed in clauses (a) or (b) hereof has a beneficial interest of at least 10% (excluding any publicly traded security).

“Inventory” of any Company means all inventories of raw materials, work-in-process and finished goods, inventory in transit, office supplies, backlog, and service and repair parts, supplies and components held for resale, including any of the foregoing purchased subject to conditional sales or title retention agreements in favor of any third party, together with related packaging materials and all rights of such Company against suppliers of such inventories.

“Knowledge” means the actual knowledge of such Person after reasonable inquiry, and “Knowledge” as it is applied to the Company, means the actual knowledge of the Sellers, after reasonable inquiry of employees of the Companies reasonably expected to have relevant information.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, deed of trust, assignment, lien, charge, encumbrance, judgment, pledge or security interest of any kind or nature whatsoever or any claim of right of any third-party, or the interest of a vendor or lessor under any conditional sale Contract, capital lease or other title retention Contract.

“Losses” means any and all losses, liabilities, damages, fees, direct and reasonably foreseeable indirect damages (including consequential and incidental damages and lost profits to the extent reasonably foreseeable, but excluding punitive damages unless owed to a third party), and costs and expenses (including reasonable out-of-pocket costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals).

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or could reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations, or prospects of the Business.

“Material Contract” means:

(i) each Contract of any Company involving aggregate consideration in excess of $100,000;

(ii) all Contracts that require any Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by any Company of any Person (other than customers in the Ordinary Course of Business) or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person (other than customers in the Ordinary Course of Business) or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness;

(viii) all Government Contracts;

(ix) all Contracts that limit or purport to limit the ability of any Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which any Company is a party that provide for any joint venture, partnership or similar arrangement by any Company;

(xi) all Contracts between or among any Company, on the one hand, and any Seller or any Affiliate of a Seller (other than a Company), on the other hand; and

(xii) all collective bargaining agreements or Contracts with any Union to which any Company is a party.

“Ordinary Course of Business” means the ordinary course of the Business, consistent with past practice, including with regard to nature, frequency, and magnitude.

“Organizational Documents” means the articles or certificate of incorporation, bylaws, limited liability company agreement, partnership agreement or other governing documents of an entity.

“Outstanding Transaction Expenses” means fees and expenses that the Parties hereto have mutually agreed that Buyer will pay on any Company’s or any Seller’s behalf at Closing relating to the negotiation, execution and delivery of this Agreement and the other Transaction Documents.

“Permitted Lien” means (a) Liens related to the Company Indebtedness, (b) Liens for Taxes not yet due and payable or that are being contested in good faith, (c) statutory Liens of landlords with respect to leased real property, (d) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the Ordinary Course of Business and not yet delinquent, and (e) in the case of leased real property, in addition to items (b), (c), and (d), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any Company.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Entity, or other legally recognized entity.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Related Party Transaction” means any Contract, arrangement, or understanding under which any Company or its Insiders (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to any Company or its Affiliates; (b) owns any direct or indirect interest of any kind in, or is a director, officer, member, employee, partner, equity owner, consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of any Company, or (ii) participates in any transaction to which any Company is a party; or (c) is or has been in the last three years a party to any Contract, arrangement, understanding or transaction with any Company.

“Release” or “Released” will have the meaning specified in 42 U.S.C. § 9601.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, directors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax Return” means all returns, declarations, reports, statements, computations and other documents required to be filed with any Governmental Entity in respect of Taxes.

“Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, membership interest, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

EXHIBIT C

FormS of Employment Agreement

[See attached.]

C-1

EXHIBIT D

Form of Subscription Agreement

[See attached.]

 D-1